EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT

The following are the wholly-owned subsidiaries of Charys Holding Company, Inc.:

     1.   Method  IQ,  Inc.,  a  Georgia  corporation.
     2.   Personnel  Resources  of  Georgia,  Inc.,  a  Georgia  corporation.
     3.   Ayin  Tower  Management  Services,  Inc.,  a  Delaware  corporation.
     4.   Viasys  Services,  Inc.,  a  Florida  corporation.
     5.   Viasys  Network  Services,  Inc.,  a  Florida  corporation.
     6.   CCI  Telecom,  Inc.,  a  Nevada  corporation.

Viasys Services, Inc. has one wholly-owned subsidiary, VSI Real Estate Holdings, Inc., a Florida corporation.

CCI Telecom, Inc. has three active wholly-owned subsidiaries, Contemporary Constructors, Inc., a Texas corporation, Berkshire Wireless, Inc., a Massachusetts corporation, and Integrated Solutions, Inc., a Texas corporation, and four inactive wholly-owned subsidiaries, CCI Contemporaneo Internacional, C. A., CCI-Chile S. A., CDR Do Brazil Ltda, and Contemporary Constructors International de Mexico, S.A. de C.V.